State of Delaware Secretary of State Division of Corporations Delivered 12.00 PM 03/23/2009 FILED 12.00 PM 03/23/2009 SRV 090097394 - 4651935 FILE
CERTIFICATE OF INCORPORATION

OF

USA REAL ESTATE HOLDING COMPANY

FIRST.   The name of this corporation shall be:

USA REAL ESTATE HOLDING COMPANY

SECOND.    Its registered office in the State of Delaware is to be located at 3422 Old Capitol Trail, Suite 5B4, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is SAMUEL WIERDLOW,  INC.

THIRD.   The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations nay be organized under the General Corporation Law of Delaware.

FOURTH.   The total number of shares of stock which this corporation is authorized to issue is:

Two Hundred Million (200,000,000) shares at $.0001 par value.

FIFTH.   The name and address of the incorporator is as follows:

Stan Medley
Samuel Wierdlow, Inc.
3422 Old Capitol Trail, Suite 584
Wilmington, DE 19808

SIXTH.   The Board, of Director shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed,  signed and acknowledged this certificate of incorporation this 27th day of January, 2009.

___________________________
Stan Medley
Incorporator